Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-138225) pertaining to the GateHouse Media, Inc. Omnibus Stock Incentive Plan, of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of GateHouse Media, Inc. and the effectiveness of internal control over financial reporting of GateHouse Media, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Buffalo, New York
March 17, 2008